UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

August 31, 2016

Date of Report (Date of earliest event reported)

Viad Corp

(Exact name of registrant as specified in its charter)

Delaware	001-11015	36-1169950
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1850 North Central Avenue, Suite 1900, Phoenix, Arizona	85004-4565
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 207-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Effective August 31, 2016, Viad Corp (the “Company”) executed joinder agreements (collectively, the “Agreements”) to the Guaranty and the Amended and Restated Subsidiary Pledge and Security Agreement executed in connection with the Company’s $300,000,000 Amended and Restated Credit Agreement, dated as of December 22, 2014 (the “Credit Agreement”), by and among the Company and JPMorgan Chase Bank, National Association (the “Administrative Agent”), BOKF, N.A., BMO Harris Bank, N.A., Bank of the West, N.A., Bank of America, N.A., KeyBank National Association, U.S. Bank National Association, and Wells Fargo Bank, N.A. (collectively, the “Lenders”).

The Agreements were executed as a result of the Company’s acquisition of CIRI Alaska Tourism Corporation (“CATC”) earlier this year.  Because CATC, a wholly-owned subsidiary of the Company, qualifies as a “material domestic subsidiary” of the Company under the Credit Agreement, the Credit Agreement requires CATC to guarantee the Company’s obligations under the Credit Agreement and grant the Lenders a first perfected security interest in CATC’s personal property and capital stock.  The Company anticipates that the legal name of CATC will be changed later this year.

Other than in respect of the Credit Agreement and the Agreements, the Company and its affiliates do not have any material relationships with the Lenders, except for the Administrative Agent and Bank of America, N.A., with which the Company has commercial banking relationships, US Bank, which manages certain pension accounts on behalf of the Company, and Wells Fargo Bank, N.A., which performs shareowner services for the Company and with which the Company has a commercial banking relationship.

The above description of the Agreements is qualified by reference to the full text of the Agreements, copies of which are attached hereto as Exhibits 4.A and 4.B and are incorporated by reference herein.

Item 9.01FINANCIAL STATEMENTS AND EXHIBITS

        (d) Exhibits

4.A –	Joinder to Guaranty, dated as of August 31, 2016, by and among CIRI Alaska Tourism Corporation and JPMorgan Chase Bank, N.A., as agent, in favor of the agent and the lender parties thereto.

4.B –

Joinder to Amended and Restated Subsidiary Pledge and Security Agreement, dated as of August 31, 2016, by and among CIRI Alaska Tourism Corporation and JPMorgan Chase Bank, N.A., as agent, in favor of the agent and the lender parties thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Viad Corp
(Registrant)
September 2, 2016	By:	/s/ Leslie S. Striedel
Leslie S. Striedel
Chief Accounting Officer